Exhibit 10.7
FIRSTMERIT CORPORATION
AMENDED AND RESTATED
2006 EQUITY PLAN
EMPLOYEES’ NONQUALIFIED STOCK OPTION AWARD AGREEMENT
RELATING TO NONQUALIFIED STOCK OPTION GRANTED TO
                                         ON M/D/YR
          THIS NONQUALIFIED STOCK OPTION AWARD AGREEMENT (“Agreement”) is made and entered into this XXXX day of XXXXXX, 20 ___ (the “Grant Date”), by and between FIRSTMERIT CORPORATION (the “Company”), and XXXXXX (the “Optionee”).
          WITNESSETH, THAT:
          WHEREAS, the Company maintains the FirstMerit Corporation Amended and Restated 2006 Equity Plan (the “Plan”), as amended from time to time; and
          WHEREAS, one of purposes of the Plan is to enable employees of the Company and its Related Entities to acquire a proprietary interest (or to increase an existing proprietary interest) in the Company, and to provide employees with a more direct stake in the future and welfare of the Company and its Related Entities and to encourage them to remain employed with the Company or its Related Entities; and
          WHEREAS, the Optionee understands that this Agreement will be revoked retroactively (and will be of no effect whatsoever), unless the acknowledgement appearing at the end of this Agreement is signed and returned no later than 30 days after the Grant Date; and
          WHEREAS, although the Company intends that the Option (as defined below) be exempt from the requirements of Section 409A of the Code (“Section 409A”), the Company has the authority to amend this Agreement, without any further consideration, to comply with Section 409A, even if those amendments change the terms of this Agreement in a way that reduce the value or potential value of the Option.
          NOW, THEREFORE, the Company and the Optionee agree as follows:
1.	Number of Shares of Stock Subject to Option.

The Company hereby grants to the Optionee a nonqualified stock option (the “Option”) to purchase XXXX shares (the “Option Shares”) of common shares of the Company, without par value (“Stock”) that are authorized and unissued by exercising this Option subject to the terms and conditions described in the Plan and this Agreement.

2.	Exercise Price.

The Optionee must pay XXXXX dollars and XXXX cents ($XX.XX) to buy each Option Share.

3.	Option Term.
A.	Subject to the Plan and other provisions of this Agreement, the Option Shares may be purchased by exercising all or any part of this Option at any time between the date the Option becomes exercisable (as described below) and the end of the 10-year period beginning on the Grant Date (the “Option Term”).

B.	Subject to Section 7 of this Agreement, the Option will be exercisable and the underlying Option Shares may be purchased as follows:
1.	XXXX Option Shares may be purchased during the period beginning on February 21, 20___and ending on the last day of the Option Term;

2.	XXXX Option Shares may be purchased during the period beginning on February 21, 20___and ending on the last day of the Option Term; and

3.	XXXX Option Shares may be purchased during the period beginning on February 21, 20___and ending on the last day of the Option Term.
C.	Notwithstanding the foregoing, upon a Change in Control, the Option will become fully exercisable (and all underlying Option Shares may be purchased) only as provided in a Change in Control Termination Agreement and/or Displacement Agreement.
4.	General Terms and Conditions.

This Option is subject to the terms and conditions of the Plan, the terms of which are incorporated by reference into this Agreement, and all of the terms and conditions described in this Agreement. Capitalized terms used but not expressly defined in this Agreement will have the meanings given to them in the Plan.

5.	Exercise of Option.

In order to exercise all or any part of this Option, the Optionee must give notice in writing to the Company of the Optionee’s intention to purchase all or part of the Option Shares. This notice must be given by completing a copy of the “Exercise

Notice” available from the Company. The Optionee must pay the Exercise Price in full at the time of exercise in one or a combination of more than one of the following methods: cash, personal check, bank draft or money order payable to the Company, or through the delivery or attestation of shares of Stock that the Optionee has held for at least six months. No Option Shares will be issued until the full Exercise Price has been paid, and the Optionee will have none of the rights of a shareholder with respect to those Option Shares until the Option Shares are issued. Also, if in the opinion of counsel for the Company it is necessary or desirable, the Optionee must affirm in the Exercise Notice that the Optionee’s present intention is to acquire the Option Shares for investment, and not with a view to, or for sale in connection with any distribution thereof.

6.	Transferability of Option.

With permission of the Committee, the Optionee may transfer the Option to a revocable inter vivos trust of which the Optionee is the settlor, or may transfer the Option to any member of the Optionee’s immediate family, any trust, whether revocable or irrevocable, established solely for the benefit of the Optionee’s immediate family, any partnership or limited liability company whose only partners or members are members of the Optionee’s immediate family or an organization described in Section 501(c)(3) of the Code (“Permissible Transferees”). Any Option transferred to a Permissible Transferee will continue to be subject to all of the terms and conditions that applied to the Option before the transfer and to any other rules prescribed by the Committee. A Permissible Transferee may not retransfer an Option except by will or the laws of descent and distribution and then only to another Permissible Transferee.

7.	Effect of Terminating Employment.
A.	If the Optionee Retires:

Subject to Section 3(C), the Option will become fully exercisable and may be exercised at any time before the earlier of (1) the last day of the Option Term or (2) five years after the Retirement date.

B.	If the Optionee is Terminated by the Company (or a Related Entity) for Cause or the Optionee voluntarily Terminates:

Subject to Section 3(C), the entire Option will be canceled and forfeited on the Termination date, including the portion then exercisable.

C.	If the Optionee is Terminated by the Company (or a Related Entity) without Cause:

Subject to Section 3(C), the portion of the Option that is then exercisable may be exercised before the earlier of (1) the last day of the Option Term or (2) 30 days after the Termination date; the portion of the Option that is not then exercisable will be forfeited.

D.	If the Optionee dies or becomes Disabled:

The Option will become fully exercisable and may be exercised at any time before the earlier of (1) the last day of the Option Term or (2) five years after the date of death or Disability.
8.	Changes in Capitalization.

Subject to the terms of the Plan, if, before the Option is exercised, there is a Stock dividend or Stock split, recapitalization (including payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to shareholders, exchange of shares or other similar corporate change affecting Stock, an appropriate adjustment will be made to (A) the number of Option Shares, (B) the Exercise Price and (C) other limitations applicable to the outstanding portion of the Option.

9.	The Right to Terminate Employment.

This Agreement does not confer on the Optionee any right to continue in the employ of the Company or any Related Entity and does not affect, interfere with or restrict in any way the rights of the Company or any Related Entity to discharge the Optionee at any time, for any reason, with or without Cause.

10.	Listing, Registration, Qualification.

If the Board concludes that the listing, registration or qualification upon any securities exchange, under any state or federal law, or the approval or consent of any governmental body is necessary or desirable as a condition to the issuance or purchase of the Option Shares, this Option may not be exercised in whole or in part unless and until that listing, registration, qualification or approval has been obtained, free of any conditions which are not acceptable to the Board and the sale and delivery of stock under this Agreement is also subject to the same requirements and conditions.

11.	Tax Withholding.

When any part of this Option is exercised, the Optionee may elect to (A) pay to the Company from the Optionee’s payroll account an amount sufficient to satisfy any federal, state and local tax withholding requirements or (B) have the Company withhold Option Shares that would otherwise be issued with respect to such exercise with a Fair Market Value equal to the minimum amount that must be withheld to comply with applicable federal, state and local income, employment and wage tax laws. The Company will defer issuance of the underlying Option Shares until the earlier of (i) 30 days after the date of exercise or (ii) the date the Optionee remits the required amount. If the Optionee has not remitted the required amount within 30 days after the date of exercise, the Company will permanently withhold a number of Option Shares that would otherwise be distributed with a Fair Market Value equal to the minimum amount that must be withheld to comply with applicable federal, state and local income, wage and employment taxes and distribute the balance of the Option Shares to the Optionee.

12.	Beneficiary Designation.

The Optionee may name a Beneficiary or Beneficiaries (who may be named contingently or successively) to receive or to exercise the vested portion of the Option that is unpaid or unexercised at the Optionee’s death. Each designation made will revoke all prior designations, must be made on a form prescribed by the Committee and will be effective only when filed in writing with the Committee. If the Optionee has not made an effective Beneficiary designation, the deceased Optionee’s Beneficiary will be the Optionee’s surviving spouse or, if there is no surviving spouse, the deceased Optionee’s estate.

13.	Restrictive Covenants.
A.	The Optionee acknowledges and agrees that as a condition to and in consideration of the grant of this Option to purchase the Option Shares hereunder, the Optionee will not engage in solicitation of customers of, or interference with employees of, the Company or any Related Entity (“Protected Party”), directly or indirectly, for a period of time after the Termination of employment with the Company and all Related Entities, irrespective of who initiates the Termination or the reason for the Termination. The Optionee acknowledges that the Optionee has received sufficient consideration in exchange for these covenants not to solicit or interfere.

B.	The Optionee covenants that if the Optionee’s employment is Terminated by either party for any reason whatsoever, the Optionee will not for a period of twelve (12) months (“Restrictive Period”) thereafter:
1.	Solicit, engage or otherwise interfere with any customer or client who is at that time or was within the preceding ninety (90) days a customer or client of the Protected Party for the purposes of directly or indirectly furnishing any financial or banking services that a national banking association, bank holding company, state bank, savings and loan association or other regulated financial institution is permitted by law to conduct or furnish on the date the Optionee’s employment is Terminated.

2.	Employ, solicit for employment, engage or otherwise interfere with any person who is at that time or was within the preceding ninety (90) days employed by the Protected Party, or otherwise directly or indirectly induce or take any action which would encourage or influence any such person to leave that person’s employment or terminate, reduce or modify their business or relationship with the Protected Party.
The restrictive covenants and Restrictive Period provided for herein will not be construed to limit the application of any other restrictive covenant or restriction period set forth in any other agreement entered into between the Optionee and the Company or a Related Entity.

C.	The Optionee acknowledges that the Optionee is entering into this Agreement voluntarily and has given careful consideration to the restraints imposed by this Agreement. Irrespective of the manner of any employment termination, the restraints imposed by this Agreement will be operative during their full time periods and throughout the restrictive areas set forth in this Agreement. The Optionee further acknowledges that if the Optionee’s employment with the Company and all Related Entities Terminates for any reason the Optionee can earn a livelihood without violating the foregoing restrictions and that the Optionee’s ability to earn a livelihood without violating these restrictions is a material employment condition. The Optionee acknowledges and recognizes that if the Optionee’s employment Terminates for any reason, this Section 13 and Section 14 hereinbelow will survive any such Termination and any expiration of the term of this Agreement. Further, the Optionee agrees and consents that this Agreement is assignable by the Company.

D.	The Optionee agrees that if a court of law finds that the provisions of this Agreement are too harsh so that they are unenforceable, then such court of law may enforce those restrictions and limitations which are acceptable and deemed enforceable by the court.

E.	Further, in the event the Optionee breaches the terms of this Agreement, it is agreed that all time periods contained in this Agreement will be tolled until the Optionee ceases to breach this Agreement.

F.	If the Optionee violates the restrictive covenants described in this Section 13:
1.	Any unexercised portion of the Option will be canceled and forfeited immediately; and

2.	The Optionee will be required to reimburse the Company in an amount equal to any gain realized by the Optionee (determined as of the date of exercise) with respect to the exercise of the Option within the period beginning twelve (12) months prior to the Optionee’s Termination and ending twelve (12) months after the Optionee’s Termination, net of any taxes withheld (the “Clawback Amount”). The Clawback Amount will be paid either in cash or by returning to the Company a number of shares of Stock with a Fair Market Value equal to such Clawback Amount.
Notwithstanding the foregoing, nothing in this Section 13(F) will prevent a Protected Party from seeking any other relief or remedy described in Section 15 of this Agreement.
14.	Nondisclosure and Non-appropriation of Information.
A.	The Optionee recognizes and acknowledges that while employed by the Company and all Related Entities, the Optionee will have access to, learn, be provided with and, in some cases, prepare and create, certain confidential information, proprietary information or Trade Secrets (as defined below) of the Protected Party, including, but not limited to, processes, financial information, pricing information, operating techniques, marketing processes, training techniques, customer, vendor, and referral source lists, price and cost information, files and forms (hereinafter collectively referred to as the “Trade Secrets”), all of which are of substantial value to the Protected Party and the businesses conducted by it.

B.	The Optionee expressly covenants and agrees:
1.	That the Optionee will hold in a fiduciary capacity and will not reveal, communicate, use or cause to be used for the Optionee’s own benefit or divulge during the period of employment by the Company and all Related Entities and for an indefinite period thereafter, any Trade Secrets, or other proprietary information or Trade Secrets right now or hereafter owned by the Protected Party;

2.	That the Optionee will not sell, exchange or give away, or otherwise dispose of any proprietary information or Trade Secrets now or hereafter owned by the Protected Party, whether the same will or may have been originated or discovered by the Protected Party, the Optionee or otherwise;

3.	That the Optionee will not reveal, divulge or make known to any person, firm, company or corporation any proprietary information or Trade Secrets of the Protected Party;

4.	That the Optionee will return to the Company or any other Protected Party, either before or immediately (within 24 hours) upon the Optionee’s Termination of employment with the Company and all Related Entities, any and all written information, material or equipment that constitutes, contains or relates in any way to proprietary information, Trade Secrets and any other documents, equipment, and material of any kind relating in any way to the business of the Protected Party, which are in the Optionee’s possession, custody and control and which are or may be property of Protected Party, whether confidential or not, including any and all copies thereof which may have been made by or for the Optionee and that the Optionee will maintain no copies thereof after termination of this Agreement; and

5.	The obligations of this paragraph will survive any Termination and any expiration of the term of this Agreement.
15.	Injunction.

The parties acknowledge and agree, due to the subject matter of this Agreement, that money damages will be an inadequate remedy for a breach by the Optionee of any of the obligations hereunder. Consequently, if the Optionee breaches or threatens to breach any of the obligations under this Agreement, the Optionee agrees that the Protected Party will have the right, in addition to any other rights or remedies available to it at law or in equity, to obtain equitable relief, including, without limitation, injunctive relief and specific performance, in the event of any breach or threatened breach. Further, the parties hereto agree and declare that it may be impossible to measure in monetary terms the damages that may accrue to any Protected Party by reason of the Optionee’s violation of this Agreement. Therefore, in the event that a Protected Party, or any successor in interest thereto, will institute an action or proceeding to enforce the provisions of this Agreement, each party or other person against whom such action or proceeding is brought will and hereby does, in advance, waive the claim or defense that there is adequate remedy at law. In the event such injunctive relief is warranted and obtained by the Protected Party, the Optionee agrees to pay all costs of that action, including reasonable attorney fees.

16.	Severability.

If any one or more of the provisions contained in this Agreement is conclusively determined to be invalid, illegal or unenforceable in any respect under applicable law, the validity, legality and enforceability of the remaining provisions of this Agreement will not, in any way, be ineffective or impaired thereby.

17.	Governing Law.

This Agreement is made and entered into in the state of Ohio, and will in all respects be interpreted, enforced and governed under the laws of that state notwithstanding its conflict of laws rules. In the event of any dispute or controversy arising under or in connection with this Agreement, the parties consent to the jurisdiction of the Common Pleas Court of the State of Ohio (Summit County) or The United States District Court for the Northern District of Ohio, Eastern Division.

18.	Other Agreements.

The Option and this Agreement will be subject to the terms of any other written agreements between the Optionee and the Company and any Related Entity to the extent that those other agreements do not directly conflict with the terms of the Plan or this Agreement.

19.	Other Rules.

The Option and this Agreement are subject to more rules described in the Plan.

20.	Assignment.

This Agreement will be binding upon the Company and the Optionee, their respective heirs, personal representatives, executors, administrators, and successors. The Company may freely assign or transfer this Agreement without the Optionee’s consent.

21.	Acknowledgement; Return of Agreement.

This Agreement (and the Option) will be revoked automatically unless the Optionee signs the acknowledgement appearing at the end of this Agreement and returns a copy of the signed Agreement to the Committee no later than 30 days after the Grant Date.
          IN WITNESS WHEREOF, the parties hereto have executed this Agreement this                      day of                                         , 20___.

FIRSTMERIT CORPORATION

By:
Christopher J. Maurer
Its:	Executive Vice President, Human Resources

ACKNOWLEDGEMENT
By signing below, the Optionee acknowledges and agrees that:
•	A copy of the Plan has been made available to the Optionee;

•	The Optionee has received a copy of the Plan’s Prospectus;

•	The Optionee has read and understands and accepts the conditions placed on the Option, including the clawback provision described in Section 13(F) of this Agreement, and understands what must be done to exercise the Option;

•	The Optionee will consent (in the Optionee’s own behalf and in behalf of the Optionee’s beneficiaries and without any further consideration) to any amendment of the Option to comply with Section 409A of the Code, even if those amendments affect the terms of the Option and reduce its value or potential value; and

•	If the Optionee does not return a signed copy of this Agreement to the address shown below not later than 30 days after the Grant Date, the Option will be forfeited and this Agreement shall terminate and be of no further force or effect.

FirstMerit Corporation Compensation Department, CAS 82 III Cascade Plaza Akron, Ohio 44308

OPTIONEE

By:

Print Name:

FIRSTMERIT CORPORATION
AMENDED AND RESTATED
2006 EQUITY PLAN
NONQUALIFIED STOCK OPTION EXERCISE NOTICE

FOR NONQUALIFIED STOCK OPTION GRANTED TO
                     ON
Additional copies of this Nonqualified Stock Option Exercise Notice (“Exercise Notice”) (and any other information the Optionee may need about this Exercise Notice or to exercise the Option) are available at the address given below.
By completing this Exercise Notice and returning it to the address given below, the Optionee elects to buy the Option Shares described below. Capitalized terms not defined in this Exercise Notice have the same meanings as in the applicable Award Agreement.
Note: A separate Exercise Notice must be completed each time an Option is exercised (e.g., if the Optionee is simultaneously exercising an Option to purchase 200 Option Shares that was granted on January 1, 2008 and an Option to purchase 100 Option Shares that was granted on January 1, 2009, the Optionee must complete two Exercise Notices, one for each Option being exercised).
Affected Option Shares: This Exercise Notice relates to the following Option and Option Shares (fill in the blanks):
          Grant Date of Option:
          Number of Option Shares Being Bought With This Exercise Notice:
Exercise Price: The Exercise Price due is $
Note: This amount must equal the product of the per share Exercise Price specified in the applicable Award Agreement multiplied by the number of Option Shares being bought.
Payment of Exercise Price: The Exercise Price will be paid by (check one):
Personal check, bank draft or money order payable to “FirstMerit Corporation.”

Through the delivery or attestation of shares of Stock that the Optionee has held for at least six months and which have a fair market value equal to the aggregate Exercise Price.

A combination of these two methods (the aggregate amount of cash and value of shares delivered or attested must be equal to the Exercise Price).

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Note:
•	If the cash, bank or money order method of exercise is selected, full payment must be included with this Exercise Notice.

•	If the Optionee selects either the delivery or attestation form of paying the Exercise Price, the Optionee may contact the Company at the address given below for further information as to how the choice of payment will affect the number of shares the Optionee will receive.
Payment of Taxes: Subject to Section 11 of the Award Agreement under which the Option was issued, the withholding taxes associated with this exercise of the Option will be paid (check one):
From the Optionee’s payroll checking account.

By having the Company withhold Option Shares that would otherwise be issued with respect to this exercise.
Optionee’s Acknowledgement of Effect of Exercise
Acknowledgement: By signing below, the Optionee acknowledges and agrees that:
•	The Optionee fully understands the effect (including the investment effect) of exercising the Option and buying the Option Shares and understands that there is no guarantee that the value of these Option Shares will appreciate or will not depreciate;

•	This Exercise Notice will have no effect if it is not returned to the Company at the address given below before the end of the Option Term specified in the Award Agreement under which the Option was granted or, to the extent applicable, if full payment of the Exercise Price is not included; and

•	The shares of Stock the Optionee is buying by completing and returning this Exercise Notice will be issued to the Optionee as soon as administratively practicable. You will not have any rights as a shareholder of the Company until the shares of Stock are issued.

(Optionee’s printed name)

(Optionee’s signature)

Date signed:

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A signed copy of this Exercise Notice must be sent to the following address no later than the end of the Option Term:
FirstMerit Corporation
III Cascade Plaza
Akron, Ohio 44308
*****
Acknowledgement of Receipt
A signed copy of the Exercise Notice was received on:                                         .
The Optionee:
                Has effectively exercised the portion of the Option described in the Exercise Notice; or
                Has not effectively exercised the portion of the Option described in the Exercise Notice because describe deficiency
By:

Date:

Note: Keep a copy of this Exercise Notice as part of the Plan’s permanent records.

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